Exhibit 99.1

Curis Establishes Cancer Therapeutic Partnership with Genentech

CAMBRIDGE, Mass.—(BUSINESS WIRE)—June 11, 2003—

Deal encompasses small molecule and antibody inhibitors

of Hedgehog pathway for oncology applications in exchange for license payments, development milestones, product royalties,

and a co-development option

Curis, Inc. (CRIS) has licensed its novel small molecule and antibody inhibitors of the Hedgehog signaling pathway to Genentech, Inc. (DNA) for applications in cancer therapy.

Abnormal activation of the Hedgehog signaling pathway has been implicated in the progression of several cancers, including basal cell carcinoma, small cell lung cancer, medulloblastoma, and others. The small molecule drug candidates and Hedgehog antibodies are specific inhibitors of the pathway that target particular points in Hedgehog signaling and do not appear to harm nearby normal cells. This selectivity contrasts with more traditional cancer treatments that often kill both cancer cells and normal cells.

Under the terms of the agreement, Genentech has agreed to pay Curis a license fee of $8.5 million ($5 million in cash and $3.5 million in equity) and additional fees over the next two years. The agreement also provides for Genentech to make cash payments to Curis upon the successful achievement of clinical development and drug approval milestones. Genentech will also pay a royalty on net product sales which increases with increasing sales volume.

Included among the small molecules covered by this agreement is CUR-61414, a compound that has been under development by Curis as a treatment for basal cell carcinoma, the most common form of cancer in the United States with more than 800,000 new cases diagnosed each year. A recent report in The Proceedings of the National Academy of Sciences has shown that CUR-61414 can selectively kill tumor cells in models of basal cell carcinoma.

As part of the agreement with Genentech, Curis has retained a co-development option for the fields of basal cell carcinoma and hair growth prevention in the U.S. market, pursuant to which both Curis and Genentech would co-fund program development and share a percentage of the operating profit.

Dr. Lee Rubin, Curis’ Chief Scientific Officer commented, “Recent publications and data by Curis scientists have pointed to an important role for the Hedgehog pathway in regulating tumor growth. Hedgehog protein, synthesized by different types of tumor cells, can act both to stimulate the growth of tumor cells directly and to increase the production of angiogenic and growth factors that then indirectly accelerate tumor growth. We are excited that Genentech feels that our small molecule and antibody inhibitors of this pathway complement its own cancer therapeutics and offer promise as novel new treatments for significant classes of solid tumors.”

Daniel Passeri, Curis’ President and Chief Executive Officer stated, “We are very pleased to have Genentech as a partner for our Hedgehog-targeted cancer drug candidates. Genentech is a leading developer of specifically targeted cancer therapeutics, as their recent clinical success with Avastin has demonstrated and, therefore, is an excellent match with Curis’ cancer drug candidates. Curis was in the fortunate position to be able to evaluate several alternatives among different companies and partnership structures. We believe that this agreement will provide the fastest clinical path forward for Curis’ cancer drug candidates.”

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. The Company’s technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development involves the use of proteins or small molecules to modulate these pathways. Curis has successfully used this technology and product development approach to produce several promising drug product candidates in the fields of kidney disease, neurological disorders, cancer, and alopecia (hair loss). For more information, please visit the Curis web site at www.curis.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning Curis’ or management’s intentions, plans, expectations or predictions of future events are forward-looking statements. Such statements may contain the words “believes”, “expects”, “anticipates”, “plans”, “estimates” or similar expressions. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those indicated by such forward-looking statements. Actual results can be affected by, among other things, uncertainties relating to product development, clinical trials, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, changes in or an inability to execute Curis’ realigned business strategy and other risk factors identified in Curis’ most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release.